Exhibit 99.1

News Release

Contacts:	Layne Christensen Company
Jerry W. Fanska
Sr. Vice President Finance
913-677-6858
www.laynechristensen.com
THURSDAY, AUGUST 28, 2008
LAYNE CHRISTENSEN REPORTS SECOND QUARTER FISCAL 2009 EARNINGS
•	Record revenues for the second quarter, up 23.8% to $269.6 million from $217.8 million in the prior year.

•	Earnings per share for the second quarter increased 30% to $0.78 per share compared to $0.60 per share in the prior year.

•	Double-digit revenue growth experienced in all three primary divisions.

Financial Data	Three Months		%	Six Months		%
(in 000’s, except per share data)	7/31/08	7/31/07	Change	7/31/08	7/31/07	Change
Revenues
—Water infrastructure	$196,005	$159,840	22.6%	$376,578	$313,349	20.2%
—Mineral exploration	59,575	46,408	28.4	110,669	83,505	32.5
—Energy	12,086	9,401	28.6	23,965	18,953	26.4
—Other	1,972	2,195	(10.2)	2,970	3,652	(18.7)

Total revenues	$269,638	$217,844	23.8	$514,182	$419,459	22.6

Net income	15,096	9,568	57.8	25,658	17,721	44.8
Dilutive EPS	0.78	0.60	30.0	1.32	1.12	17.9
Weighted average dilutive shares outstanding	19,438	15,898	22.2	19,395	15,862	22.2
“Layne experienced a solid quarter across all major businesses. Improving weather in the U.S. was helpful in getting caught up on water projects which were slowed in the first quarter. Mineral exploration activity continued strong throughout most regions despite an early rainy season in West Africa. Higher natural gas pricing and an increased number of well completions kept Layne Energy on a steady upward track. The quarter produced record results in both revenues and earnings as the Company has now gone eighteen consecutive quarters with year-over-year quarterly improvements. Overall, the economy has been getting increasingly difficult and presents a continuing challenge for the Company going forward.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, Thursday, August 28, 2008 – Layne Christensen Company (Nasdaq: LAYN), today announced net income for the second quarter ended July 31, 2008 of $15,096,000, or $0.78 per diluted share, compared to net income of $9,568,000, or $0.60 per diluted share, last year. For the six months ended July 31, 2008, net income increased to $25,658,000, or $1.32 per share, compared to $17,721,000, or $1.12 per share, last year.
Revenues increased $51,794,000, or 23.8%, to $269,638,000 for the three months ended July 31, 2008, and $94,723,000, or 22.6%, to $514,182,000 for the six months ended July 31, 2008, as compared to the same periods last year. Revenues were up across all divisions. A further discussion of results of operations by division is presented below.
Selling, general and administrative expenses were $36,529,000 and $69,573,000 for the three and six months ended July 31, 2008, respectively, compared to $29,112,000 and $58,520,000 for the same periods last year. The increases for the three and six months, respectively, were primarily the result of $1,772,000 and $3,624,000 in expenses added from acquisitions and start up operations, compensation related expense increases of $2,135,000 and $4,212,000 with the remainder spread in both periods across various categories.
Equity in earnings of affiliates were $3,812,000 and $6,309,000 for the three and six months ended July 31, 2008, respectively, compared to $2,379,000 and $3,870,000 for the same periods last year. The increases reflect continued strong performance in mineral exploration by the Company’s affiliates in Latin America, particularly in Chile.
Depreciation, depletion and amortization were $12,955,000 and $25,396,000 for the three and six months ended July 31, 2008, respectively, compared to $10,361,000 and $20,699,000 for the same periods last year. The increases were primarily the result of increased depletion expense of $1,095,000 and $1,674,000 resulting from the increase in production of unconventional gas from the Company’s energy operations and additional depreciation from property additions in the other divisions.
Interest expense decreased to $1,019,000 and $1,960,000 for the three and six months ended July 31, 2008, respectively, compared to $2,797,000 and $5,227,000 for the same periods last year. The decrease resulted from the retirement of debt with proceeds of the company’s stock offering in October 2007.
Income tax expense was $9,749,000 (an effective rate of 39.2%) and $17,716,000 (an effective rate of 40.8%) for the three and six months ended July 31, 2008, respectively, compared to $8,486,000 (an effective rate of 47.0%) and $14,152,000 (an effective rate of 44.4%) for the same periods last year. The improvements in the effective rate primarily result from the favorable resolution of certain tax audits during the current year. The effective rates in excess of statutory federal rates for the periods were due primarily to the impact of non-deductible expenses and the tax treatment of certain foreign operations.
Water Infrastructure Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues	$196,005	$159,840	$376,578	$313,349
Income before income taxes	13,150	11,941	22,339	23,775
Water infrastructure revenues increased 22.6% to $196,005,000 and 20.2% to $376,578,000 for the three and six months ended July 31, 2008, respectively, as compared to $159,840,000 and $313,349,000 for the same periods last year. The increases in revenues for the three and six months ended, respectively, were primarily attributed to $6,157,000 and $12,505,000 from acquisitions, $11,592,000 and $15,975,000 from increases in water and wastewater treatment plant construction primarily in the southeastern United States, and $4,805,000 and $11,434,000 from sewer rehabilitation.
Income before income taxes for the water infrastructure division increased 10.1% to $13,150,000 and decreased 6.0% to $22,339,000 for the three and six months ended July 31, 2008, respectively, compared to $11,941,000 and $23,775,000 for the same periods last year. Included in last year’s income before income taxes for the six months was $1,626,000 in non-recurring recovery of previously written off costs associated with a ground water transfer project in Texas. Excluding this item, the increases in income before income taxes for the three and six months ended, respectively, were primarily attributable to increases of $1,804,000 and $1,739,000 in earnings from water and wastewater treatment plant construction and $900,000 and $1,692,000 from sewer rehabilitation, reduced earnings from pipeline construction primarily joint venture projects in the Atlanta area which were substantially completed in prior periods.
The backlog for the water infrastructure division at July 31, 2008 was $477,675,000 compared to $364,248,000 at July 31, 2007.

Mineral Exploration Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues	$59,575	$46,408	$110,669	$83,505
Income before income taxes	15,279	11,291	26,915	17,042
Mineral exploration revenues increased 28.4% to $59,575,000 and 32.5% to $110,669,000 for the three and six months ended July 31, 2008, respectively, compared to $46,408,000 and $83,505,000 for the same periods last year. The increases were primarily attributable to continued strength in the Company’s markets due to relatively high gold and base metal prices.
Income before income taxes for the mineral exploration division increased 35.3% to $15,279,000 and 57.9% to $26,915,000 for the three and six months ended July 31, 2008, respectively, compared to $11,291,000 and $17,042,000 for the same periods last year. The improved earnings in the division were primarily attributable to the impact of strong incremental earnings from exploration activities in the Company’s markets and an increase of $1,433,000 and $2,439,000 in equity earnings of affiliates in Latin America for the three and six month periods, respectively.
Energy Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues	$12,086	$9,401	$23,965	$18,953
Income before income taxes	3,566	2,752	8,042	6,571
Energy revenues increased 28.6% to $12,086,000 and 26.4% to $23,965,000 for the three and six months ended July 31, 2008, respectively, compared to $9,401,000 and $18,953,000 for the same periods last year. The increases in revenues were attributable to both increased production from the Company’s unconventional gas properties and higher gas pricing in the Company’s market.
Income before income taxes for the energy division increased 29.6% to $3,566,000 and 22.4% to $8,042,000 for the three and six months ended July 31, 2008, respectively, compared to $2,752,000 and $6,571,000 for the same periods last year. The increases in income before income taxes were due to the increases in production and pricing noted above.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $6,970,000 and $12,821,000 for the three and six months ended July 31, 2008, respectively, compared to $5,505,000 and $10,824,000 for the same periods last year. The increases for the periods were primarily due to compensation related expenses.

Summary of Operating Segment Reconciliation Data

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues
Water infrastructure	$196,005	$159,840	$376,578	$313,349
Mineral exploration	59,575	46,408	110,669	83,505
Energy	12,086	9,401	23,965	18,953
Other	1,972	2,195	2,970	3,652

Total revenues	$269,638	$217,844	$514,182	$419,459

Equity in earnings of affiliates
Mineral exploration	$3,812	$2,379	$6,309	$3,870

Income before income taxes
Water infrastructure	$13,150	$11,941	$22,339	$23,775
Mineral exploration	15,279	11,291	26,915	17,042
Energy	3,566	2,752	8,042	6,571
Other	839	372	859	596
Unallocated corporate expenses	(6,970)	(5,505)	(12,821)	(10,884)
Interest	(1,019)	(2,797)	(1,960)	(5,227)

Total income before income taxes	$24,845	$18,054	$43,374	$31,873

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Revenues	$269,638	$217,844	$514,182	$419,459
Cost of revenues (exclusive of depreciation, depletion and amortization shown below)	198,795	160,217	380,835	307,535
Selling, general and administrative expenses	36,529	29,112	69,573	58,520
Depreciation, depletion and amortization	12,955	10,361	25,396	20,699
Other income (expense):
Equity in earnings of affiliates	3,812	2,379	6,309	3,870
Interest	(1,019)	(2,797)	(1,960)	(5,227)
Other income, net	693	318	647	525

Income before income taxes	24,845	18,054	43,374	31,873
Income tax expense	9,749	8,486	17,716	14,152

Net income	$15,096	$9,568	$25,658	$17,721

Basic income per share	$0.79	$0.61	$1.34	$1.14

Diluted income per share	$0.78	$0.60	$1.32	$1.12

Weighted average shares outstanding-basic	19,132	15,565	19,111	15,541
Dilutive stock options	306	333	284	321

Weighted average shares outstanding-diluted	19,438	15,898	19,395	15,862

	As of
	July 31,	January 31,
	2008	2008
Balance Sheet Data:
Cash and cash equivalents	$14,168	$73,068
Working capital, including current maturities of long term debt	127,125	127,696
Total assets	729,078	696,955
Total long term debt, excluding current maturities	33,334	46,667
Total stockholders’ equity	452,810	423,372
Common shares issued and outstanding	19,260	19,161

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